Exhibit 5.1

DAY PITNEY LLP

Attorneys at Law

One Jefferson Road

Parsippany, NJ 07054-2891

T: (973) 966 6300 F: (973) 966-1015

info@daypitney.com

March 4, 2013

Nephros, Inc.

41 Grand Avenue

River Edge, New Jersey 07661

We are counsel to Nephros, Inc., a Delaware corporation (the “Company”). The Company is filing with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus to be furnished to shareholders and warrantholders of the Company (the “Prospectus”) in connection with the distribution by the Company to its stockholders and warrantholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of Common Stock of the Company. The Registration Statement covers the Rights and up to 5,000,000 shares of Common Stock (the “Rights Shares”) that may be issued and sold by the Company upon exercise of the Rights.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Rights have been duly authorized and, when issued, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Rights Shares have been duly authorized, and, when issued and delivered against payment therefor upon due exercise of the Rights as contemplated by the Registration Statement, the Rights Shares will be validly issued, fully paid and non-assessable.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Rights and the Rights Shares.

The foregoing opinions are limited to the applicable federal laws of the United States and the laws of the State of Delaware. We express no opinion as to the effect of the law of any other jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinions should such law be changed by legislative action, judicial action or otherwise.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP